Black Hill Capital Partners, LLC

CODE OF ETHICS, POLICY ON INSIDER TRADING AND
GIFTS AND ENTERTAINMENT POLICY
Statement of General Policy
This Code of Ethics (“Code”) has been adopted by Black Hill Capital Partners, LLC (“Black Hill” or the “Adviser”), and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).
This Code establishes rules of conduct for all managers, officers and employees of Black Hill, and is designed to, among other things; govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Black Hill and its employees owe a fiduciary duty to Black Hill’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest and other forms of prohibited or unethical business conduct.
Pursuant to Section 206 of the Advisers Act, both Black Hill and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Black Hill has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
In meeting its fiduciary responsibilities to its clients, Black Hill expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Black Hill. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Black Hill. Employees are urged to seek the advice of the CCO for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Black Hill.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Black Hill in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. A member of senior management may grant exceptions to certain provisions contained in the Code. All questions arising in connection with personal securities trading should be resolved in favor of the fund even at the expense of the interests of employees.
The CCO will periodically report to the CEO of Black Hill any non-compliance with this Code that has come to his or her attention.
Definitions
For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund that that Black Hill or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

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“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

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“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Black Hill or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Black Hill or a control affiliate acts as the investment adviser or principal underwriter for the fund.

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“Supervised person” means directors, officers and partners of Black Hill (or other persons occupying a similar status or performing similar functions); employees of Black Hill; and any other person who provides advice on behalf of Black Hill and is subject to Black Hill’s supervision and control.

Personal Securities Transactions
General Policy
Black Hill has adopted the following principles governing personal investment activities by Black Hill’s access persons:

•	All personal securities transactions will be conducted in such manner as to avoid any conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.
Pre-Clearance Required for Participation in IPOs
No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO (or his or her designee) who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings
No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO (or his or her designee) who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.
Interested Transactions
No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
Service as a Director
No supervised person shall serve on the board of directors of any publicly traded company without prior authorization from the CCO.
Reporting Requirements
Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO (or his or her designee) which must contain the information described below. It is the policy of Black Hill that each access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO (or his or her designee).
The CCO will review all transaction reports and report any instance of noncompliance discovered.
INITIAL HOLDINGS REPORT
Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

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The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.
The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.
ANNUAL HOLDINGS REPORT
Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.
QUARTERLY TRANSACTION REPORTS
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:
With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.
EXEMPT TRANSACTIONS
An access person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Black Hill holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if Black Hill has only one access person, so long as the firm maintains records of the information otherwise required to be reported
MONITORING AND REVIEW OF PERSONAL SECURITIES TRANSACTIONS
The CCO (or his or her designee) may also initiate inquiries of supervised persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Black Hill. Any transactions for any accounts of the CCO will be reviewed by a designated person of Black Hill. The CCO shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.
Certification
Initial Certification
All access persons will be provided with a copy of the Code and must initially certify in writing to the CCO (or his or her designee) that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.
Acknowledgement of Amendments
All access persons shall receive any amendments to the Code and must certify to the CCO (or his or her designee) in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; and (iii) agreed to abide by the Code as amended.
Annual Certification
All access persons must annually certify in writing to the CCO (or his or her designee) that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.
Further Information
Access persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.
Records
The CCO (or his or her designee) shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to the Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of the Adviser’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Black Hill;

•	A copy of each report made pursuant to the Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

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A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions
All access persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.
The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.
Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.
Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of investment advisory activities of Black Hill, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Black Hill to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Black Hill’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
Non-Disclosure of Confidential Client Information
All information regarding Black Hill’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Black Hill does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Black Hill will require that any financial intermediary, agent or other service provider utilized by Black Hill (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Black Hill only for the performance of the specific service requested by Black Hill;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Black Hill, or as otherwise required by any applicable law. In the event Black Hill is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Black Hill shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
Employee Responsibilities
All supervised persons are prohibited, either during or after the termination of their employment with Black Hill, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver Black Hill’s services to the client.
Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Black Hill, must return all such documents to Black Hill.
Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.
Security of Confidential Personal Information
Black Hill enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Black Hill’s services to clients;

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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Enforcement and Review of Confidentiality Policy
The CCO (or his or her designee) is responsible for reviewing, maintaining and enforcing Black Hill’s confidentiality policy and is also responsible for conducting appropriate employee training to ensure adherence to these policy. Any exceptions to this policy require the written approval of the CCO.

POLICIES AND PROCEDURES TO PREVENT INSIDER TRADING
Principals, managers, officers, and employees of Black Hill who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Black Hill’s business. All non-public information should be considered confidential information. Under most circumstances, it is illegal to trade in securities while in possession of material, non-public information, as well as to communicate or “tip” such information to others. (Note that in one matter the SEC imposed a penalty of $470,000 on a "tipper" even though he did not profit personally from his tippee's trading.)
What constitutes “material non-public information” is a complex legal question, but is generally considered to be information not available to the general public which, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by an average investor in deciding whether to purchase or sell those securities. Such information may include, but is not limited to, information relating to dividend increases or decreases, major litigation by or against the company, liquidity or solvency problems, significant business developments, changes to capital structure, major management changes, contemplated acquisitions or divestitures, information concerning earnings or other financial information, or similar major events that would be viewed as having materially altered the “total mix” of information available regarding the company or the market for any of its securities. Such information continues to be “inside” information until a reasonable time after it is disclosed to the general public.
The penalties for trading or "tipping" inside information can be severe. Among other things, a person who trades on material nonpublic information, or who provides such information to others, is potentially subject to a civil penalty of up to three times the profits earned or losses avoided, a criminal fine of up to $5,000,000, no matter how small the profit obtained, and a jail term of up to 20 years. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include employers, and the term is being interpreted by the SEC to include directors, officers and supervisors. These persons may be subject to a civil penalty up to the greater of $1,000,000 or three times the profit of (or loss avoided by) the insider trader and a criminal fine of up to $25 million. Failure to adhere to the policies which follow may result in dismissal for cause whether or not any civil or criminal penalties arise from the "inside" securities trading.
The unauthorized use or disclosure of any material nonpublic information about any company that is acquired in connection with work for Black Hill is prohibited. Also, such conduct may be grounds for termination.
In order to ensure that these policies are adhered to, the following procedures are to be followed with respect to securities transactions by principals, managers, officers, and employees of Black Hill (collectively, "Covered Employees"), as well as by members of the households or dependents of, and any trust or other entity controlled by, any Covered Employees (collectively, "Family Members"): (1) For all Covered Employees (and their Family Members), all trading in the securities of any public company with respect to which Black Hill holds a greater than 5% position, has a nominee on its board of directors, or has a non-disclosure agreement, must be pre-cleared by the CCO; and (2) All Covered Employees are forbidden from communicating any material non-public information to anyone outside the firm except for advisers (e.g., counsel, investment bankers, accountants, and the like).

POLICY ON GIFTS & BUSINESS ENTERTAINMENT
I.    Gifts.
Employees of Adviser are prohibited from using his or her position at Black Hill to obtain an item of value from any person or company that does business with Black Hill. Employees are prohibited from accepting any gift greater than $100 in value from any person or company that does business with Black Hill without first obtaining prior approval from the CCO. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.
Employees shall not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Black Hill. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing or accepting the entertainment is present. Pre-approval is not required for bona fide dining or entertainment if accompanied by the person providing or accepting the entertainment.
II.    Reporting/Recordkeeping

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Gifts. Employees must report any gifts over $50 received in connection with their employment to the CCO. The CCO may require that any such gift be returned to the provider or that an expense be repaid by the employee.

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Business Entertainment. Each employee must report any event likely to be viewed as so frequent or of such high value as to raise a question or impropriety. Any such event that is expected to exceed $500 in value must be pre-approved by the CCO.

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Quarterly Transaction Reports – Each Covered Person must include any previously unreported or prospective gift or business entertainment event in excess of the $100 value on its Quarterly Transaction Statement filed under the Code of Ethics.

•	Recordkeeping. The CCO (or his or her designee) will maintain records of any gifts and/or business entertainment events so reported.

Political Contributions

1. Political Contributions and Activity Policy

All employees must obtain approval for all political and charitable contributions from CCO prior to making any contribution in accordance with the following policy.

2. Introduction

This Political Contributions and Activities Policy applies to employees of Black Hill (the “Company”). The objective of this policy is to ensure that the Company and its employees comply with applicable U.S. federal, state and local laws, rules and regulations relating to elected and appointed U.S. federal, state, and local officials or staff of governmental subdivisions or instrumentalities. In certain jurisdictions, violation of the applicable rules and laws could lead to detrimental effects on the Company’s businesses. The Company respects employees’ involvement in political activities and implementation of this policy provides a way to allow certain political activities in a manner which is compliant with applicable laws and rules while also protecting the Company’s expanding business interests.

3. Corporate Political Contributions

No payment or other contribution may be made by, or in the name of, the Company without the express prior approval of the Chief Compliance Officer (or their respective designee) in connection with, or in anticipation of, any political campaign or to influence the outcome of elections, legislative initiatives or similar processes (including working for the election of anyone to political office or for any organization or campaign to influence legislation). In addition, corporate facilities of the Company may not be used for political fundraising activities.

4. Personal Political Contributions

Employees, as individual citizens, may have an interest in the election process. However, participating in the election process by making political contributions may raise legal implications and liability for the Company. Depending on the jurisdiction, this may be the case even if an employee is acting in his personal capacity and not as a representative of the Company. Contributions to candidates, party committees, political action committees, and section 527 and 501(c)(4) organizations are subject to federal and state laws. These laws govern the ability of an individual to make a contribution. Failure to comply with these laws and the Company’s policies and procedures may result in fines or penalties against the individual and/or disqualification of the Company to do business with government agencies and government-sponsored entities.
For purposes of this Policy, a “political contribution” means a monetary or in-kind contribution to a federal, state or local candidate, incumbent official, political party, political action committee, section 527 organization, 501(c)(4) organization, or similar organization.

Please refer to Limitations on Personal Political Contributions and Solicitations (Section 11 below) for specific guidelines on permissibility of contributions and the process for submitting a pre-clearance request to make a contribution.

In no event may a Company employee make any political contribution for the purposes of obtaining or retaining the business of any government entity. Additionally, under no circumstances will an employee be reimbursed for a political contribution.

Employees are prohibited from using any indirect means to avoid the requirements of this Policy. Indirect means would include, amongst other things, making contributions through family, friends, an entity controlled by the employee, soliciting contributions from others, or by bundling contributions with other employees.

5. Political Activities

All political activities of an employee must be kept separate from his/her employment and related expenses may not be charged to the Company. Employees may not conduct political activities during working hours or use Company property for political activities. Political activities include, but are not limited to: volunteering for candidate campaigns; supporting ballot measures; hosting fundraising events; soliciting contributions; serving as an advisor or having a formal role in a campaign, political party or political committee; or seeking, accepting or holding any political office. Employees should only act in their individual capacity, rather than as a representative of the Company, when engaging in political activity. Further, employees should not use their corporate title, or utilize the Company’s resources (including e-mail and phone systems), name or logo in connection with political fundraising or solicitation activity. Employees who have questions regarding whether their activities are political in nature should contact the Chief Compliance Officer or designee. Employees interested in holding a formal position in a campaign or political party or seeking elective or appointive office of a governmental subdivision or instrumentality, or any board, commission or other vehicle that exercises power granted by statute or other governmental authority, must first obtain approval from the Chief Compliance Officer.

6. Offering Gifts or Entertainment to Public Officials or Employees

Federal, state and local laws restrict the offering of gifts, meals or entertainment to public officials or employees. Improper gifts may result in the Company being disqualified or unable to enter into contracts with governmental entities. Employees are, therefore, generally prohibited from offering anything of value to government officials or employees. Employees must seek prior approval from the Chief Compliance Officer before being offering or agreeing to provide anything of value to any public official or employee

7. Lobbying Activities

In certain federal, state and local jurisdictions lobbying or engaging in outreach with public officials, including attempts to influence legislation, rulemakings, the awarding of government contracts, or efforts to influence investment decisions by a public retirement system or public pension fund may require lobbying registration. As a result, employees may not engage in lobbying or outreach efforts to public officials on behalf of the Company without prior approval from the CCO.

8. Apprising Management of Permitted Political Activities

Employees are encouraged, but not required, to apprise management of their political involvement (which does not otherwise require prior approval) permitted by this Policy. It is useful for the Company to have information concerning permissible political involvement by employees, which might help us address conflicts, issues or positions potentially affecting the Company and its businesses.

9. Pre-Approval of New Hires

The CCO will request from new employees at the time of hire information regarding past political contributions, as deemed necessary and appropriate for the Company to comply with this Policy.

10. Questions and Reports of Potential Violations

All employees are expected to adhere to these policies. Questions may arise from time-to-time regarding the application of these polices. If any doubt exists, you are strongly encouraged to submit your inquiry to the CCO. Anyone who becomes aware of a potential violation of these policies must immediately report the matter to the CCO. Prompt notice of a violation of our policies may allow the Company to eliminate or reduce potential adverse consequences.

11. Limitations on Personal Political Contributions and Solicitations
Prior to making any political contribution, or soliciting others to make contributions, an employee must submit a request e-mail to CCO. After the request has been reviewed the employee will receive an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.
Except as permitted below, employees are prohibited from contributing to, or soliciting contributions for, state and local office and state and local political action committees. Contributions and solicitations to state and local political party committees also fall under this ban.

Subject to federal contribution limits and the pre-clearance process described in Section 1 above, an employee may contribute to federal candidates (that are not currently state or local officeholders), federal political party committees and federal political actions committees (that are accompanied by a letter confirming that the contribution will not be used for state or local candidates).

Subject to the pre-clearance process described in Section 1 above, in certain limited situations, de minimis contributions for state and local candidates are permitted subject to the restrictions below:

a)	Contributions to state and local candidates are prohibited if the employee is not entitled to vote for the candidate.

b)	Contributions to and solicitations for state and local candidates where an employee is entitled to vote are subject to the following restrictions:

i.
Requests to make a contribution to any state or local candidate must be submitted to the Company for prior approval. Pre-approval requests must be made via the CCO's e-mail and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution.

ii.
Contributions to candidates in all other states are limited to (a) $350 per candidate per election where the requesting employee is entitled to vote for the candidate or (b) $150 per candidate per election where the requesting employee is not entitled to vote for the candidate.

Requests to make a contribution to any state or local candidate must be submitted to the Company by the employee for prior approval (whether by the employee, spouse, dependent child, or any other individual who are financially dependent on the employee). Pre-approval requests must be made to CCO's e-mail, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution. The employee will be provided a confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

Pay to Play

1. Black Hill does not currently solicit investment contracts for managing public pension plan assets and/or other state governmental investments.

In July 2010, the SEC adopted “pay-to-play” rules, including the new anti-fraud political contributions rule.

There are three key elements to the rule:

Investment advisers are prohibited from receiving compensation for providing advice to a government entity for a two-year period after the adviser or its covered associates make political contributions to a public official of a government entity or to a candidate for such office who is or will be in a position to influence the award of advisory business.

Investment advisers are prohibited from “bundling” or making payments to political parties or coordinating a large number of small employee contributions to influence and election in order to affect the investment adviser selection process.

Advisers may not solicit or coordinate any contribution to an official of a government entity, to which the adviser is seeking or providing investment advice, or solicit or coordinate any payment to a political party of a state or locality where the investment adviser is seeking or providing investment advisory services to a government entity.

In addition, advisers are prohibited from channeling contributions to officials of government entities through third parties such as spouses, attorneys or companies affiliated with the adviser.
Advisers and their covered associates are prohibited from paying a third party, such as a solicitor, pension consultant or placement agent, to solicit a government entity on behalf of the adviser.

Black Hill and its employees are prohibited from engaging in pay-to-play practices, including making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments.

In the event that Black Hill changes its business model to include the management of public pension plan assets, it will adopt procedures to maintain compliance with applicable laws, rules and regulations.

2. Separation of Political and Employment Activities

Employees may not conduct political activities during working hours or use Black Hill facilities for political campaign purposes, nor may employees submit expenses associated with such activities for reimbursement.

SCHEDULE TO CODE OF ETHICS
LIST OF ACCESS PERSONS REQUIRED TO REPORT UNDER CODE OF ETHICS:

Name 1,
Name 2,
Name 3

SCHEDULE TO CODE OF ETHICS
(Privileged and Confidential Information)
BLACK HILL CAPITAL PARTNERS, LLC
CODE OF ETHICS
INITIAL ACKNOWLEDGMENT FORM

I have read the Code of Ethics of Black Hill Capital Partners, LLC and I understand the requirements thereof. I certify that I will comply with the Code. I understand that any violation of the Code may lead to sanctions or other significant remedial action.
I understand that there are prohibitions and restrictions on certain types of securities transactions imposed by the Code.
Print Name
Signature
Date
SCHEDULE TO CODE OF ETHICS
(Privileged and Confidential Information)
BLACK HILL CAPITAL PARTNERS, LLC
CODE OF ETHICS
ANNUAL ACKNOWLEDGMENT FORM

I have read the Code of Ethics of Black Hill Capital Partners, LLC. I understand the requirements thereof, and except as otherwise disclosed to the Chief Compliance Officer, I certify that I have, to date, complied with, and will continue to comply with, such requirements. I understand that any violation of the Code may lead to sanctions or significant remedial action.
I understand that there are prohibitions and restrictions on certain types of securities transactions imposed by the Code.

Print Name

Signature

Date
SCHEDULE TO CODE OF ETHICS
BLACK HILL CAPITAL PARTNERS, LLC
QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS

For The Calendar Quarter Ended __________
Instructions
1.    List transactions in Reportable Securities held in any account (that is, each account in which you may be deemed to have Beneficial Ownership) as of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.
2.    Write “none” if you had no transactions in Reportable Securities during the quarter.

3.    You must submit this form within 30 days after the end of the calendar quarter.

4.    If you submit copies of your monthly brokerage statements to the Compliance Officer, and those monthly brokerage statements disclose the required information with respect to all Reportable Securities in which you may be deemed to have Beneficial Ownership, you need not file this form unless you established a new account during the quarter.

Name of Security	Date of Transaction	Purchase/Sale	No. of Shares or Principal Amount	Price	Broker, Dealer or Other Party Through Whom Transaction Was Made

During the previous quarter, I established the following accounts with a broker, dealer or bank:

Broker, Dealer or Bank	Account Number	Date Established

Certifications: I hereby certify that:
1.    The information provided above is correct.
2.    This report excludes transactions with respect to which I had no direct or indirect influence or control.
Date:     ___________________                Signature:
Name:
SCHEDULE TO CODE OF ETHICS
BLACK HILL CAPITAL PARTNERS, LLC
HOLDINGS REPORT

AS OF _________________[DATE]	Initial
Annual

Instructions
1.    List each Reportable Security in each account in which you may be deemed to have Beneficial Ownership that you held at the end of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.
2.    Deadline for Submission:
Initial: You must submit this form within 10 days of becoming an Access Person.
Annual:     You must submit this form no later than 30 days from December 31 of each year. Write “none” if you did not hold any Reportable Securities at year-end.
3.    You must complete and sign this form whether or not you or your broker sends statements directly to Black Hill Capital Partners, LLC.

Name of Security	Name of Broker, Dealer or Bank	No. of Shares or Principal Amount	Registration on Account	Nature of Interest	Account Number

Certifications:     I hereby certify that:
1.    The securities listed above, or listed in the brokerage statements that I have provided, reflect all the Reportable Securities in which I may be deemed to have Beneficial Ownership as of the date listed above.
2.    I have read the Code of Ethics and the Insider Trading Procedures and certify that I am in compliance with them.
3.    This report excludes holdings with respect to which I had no direct or indirect influence or control.
Date: __________________            Signature: ____________________
Name: _______________________
SCHEDULE TO CODE OF ETHICS
BLACK HILL CAPITAL PARTNERS, LLC
Pre-Clearance of Personal Securities Transactions
PART 1: To be completed by the Access Person seeking pre-clearance:

1.	Supervised Person Name:
2.	Date of Request: Date Request Granted:٭
3.	Name of Issuer/Security:
4.	Quantity (specify Par/Shares/Contracts):
5.	Is this a purchase or sell transaction?
6.	Is this security a new issue (IPO)?
7.	Is this an unregistered or private placement security?

Certification:
I have read the Black Hill Capital Partners, LLC Code of Ethics and Insider Trading Policy within the past year, and I believe that this transaction complies with the Code of Ethics and Insider Trading Policy.
Supervised Person’s Signature:

Approved By:    _______________________________

Reviewed By:    _______________________________
(Chief Compliance Officer)
Comments:

Notes
The following transactions are exempted from the pre-clearance and/or reporting process, even it the security involved requires pre-clearance and/or reporting:
- Automatic reinvestment plans for securities (the initial investment is not exempted from this process)
- Investments in open-end investment companies other than Reportable Funds.
- Purchases and sales that are non-volitional
Private securities transactions involving securities that require pre clearance and/or reporting are not exempted from this process.

* Trades must be executed within 24 hours of approval being granted.

SCHEDULE TO CODE OF ETHICS
INSTRUCTIONS: DUPLICATE COPIES OF CONFIRMATIONS AND STATEMENTS FORM
COMPLETE THIS FORM FOR EACH
BROKERAGE FIRM, INVESTMENT ADVISER, BANK OR OTHER FINANCIAL INSTITUTION
AT WHICH YOU OR A FAMILY MEMBER (AS DEFINED IN THE CODE)
MAINTAIN AN ACCOUNT,
HAVE AN INTEREST IN AN ACCOUNT,
OR EXERCISE INVESTMENT CONTROL OVER AN ACCOUNT.
Please type or print the information requested.

1.	Broker/Institution's Name and Mailing Address: List the name and mailing address of each brokerage firm, investment adviser, bank, or other financial institution maintaining the account.

2.	Your name.

3.
Account Title and Number: List the complete account title and number for your own securities accounts as well as those accounts in which you have a beneficial interest or over which you exercise investment control.

4.	Employee's Signature. Sign the form and mail it to the broker or other financial institution.

5.	Print your name and address.
Mail this completed form to the broker or other financial institution.
Duplicate Copies of Confirmations and Statements
1.To:

2.From:    _____________________________

Dear Sir or Madam:
I am an employee of Black Hill Capital Partners, LLC a registered investment adviser. Please arrange for duplicate copies of statements and confirmations concerning my accounts to be sent directly to:
Chief Compliance Officer,
Black Hill Capital Partners, LLC
[Insert Address]
I maintain, have an interest in, or exercise investment control over, the following accounts at your institution:
3.

Account Title	Account Number

Dated:    ____________
4.Signature: __________________________
5.Name & Address:     __________________________
__________________________
__________________________